Exhibit 99.2

Scholar Rock Announces Pricing of Public Offering of Common Stock and Prefunded Warrants

CAMBRIDGE, Mass.--(BUSINESS WIRE)--Oct. 28, 2020-- Scholar Rock Holding Corporation (Nasdaq: SRRK), a clinical-stage biopharmaceutical company focused on the treatment of serious diseases in which protein growth factors play a fundamental role, today announced the pricing of an underwritten public offering of 2,948,718 shares of its common stock at a public offering price of $39.00 per share. In addition, in lieu of common stock to certain investors, Scholar Rock is offering pre-funded warrants to purchase 2,179,487 shares of its common stock at a purchase price of $38.9999 per pre-funded warrant, which equals the public offering price per share of the common stock less the $0.0001 exercise price per share of each pre-funded warrant. The aggregate gross proceeds to Scholar Rock from this offering are expected to be approximately $200 million, before deducting underwriting discounts and commissions and other estimated offering expenses. In addition, Scholar Rock has granted the underwriters a 30-day option to purchase up to an additional 769,230 shares of common stock at the public offering price per share of the common stock, less the underwriting discounts and commissions. The offering is expected to close on November 2, 2020, subject to the satisfaction of customary closing conditions. All of the shares and pre-funded warrants are being offered by Scholar Rock.

Scholar Rock intends to use the net proceeds from the offering to advance SRK-015 in Spinal Muscular Atrophy, including costs associated with preparing for and executing clinical trials (including a Phase 3 clinical trial), SRK-181 in cancer immunotherapy, development of its preclinical and discovery programs, as well as for working capital and other general corporate purposes.

J.P. Morgan Securities LLC, Jefferies LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers for the offering. BMO Capital Markets Corp. is acting as lead manager for the offering.

The securities described above are being offered by Scholar Rock pursuant to a shelf registration statement on Form S-3 (No. 333-231920) that was declared effective by the Securities and Exchange Commission (SEC) on June 10, 2019. A preliminary prospectus supplement and accompanying prospectus and a free writing prospectus relating to and describing the terms of the offering were filed with the SEC on October 27, 2020 and October 28, 2020, respectively, and are available on the SEC’s website located at www.sec.gov. A copy of the final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and may be obtained, when available, by contacting: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at (800) 221-1037 or by email at usa.prospectus@credit- suisse.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Scholar Rock

Scholar Rock is a clinical-stage biopharmaceutical company focused on the discovery and development of innovative medicines for the treatment of serious diseases in which signaling by protein growth factors plays a fundamental role. Scholar Rock is creating a pipeline of novel product candidates with the potential to transform the lives of patients suffering from a wide range of serious diseases, including neuromuscular disorders, cancer, fibrosis and anemia. Scholar Rock’s approach to targeting the molecular mechanisms of growth factor activation enabled it to develop a proprietary platform for the discovery and development of monoclonal antibodies that locally and selectively target these signaling proteins at the cellular level. By developing product candidates that act in the disease microenvironment, the Company intends to avoid the historical challenges associated with inhibiting growth factors for therapeutic effect. Scholar Rock believes its focus on biologically validated growth factors may facilitate a more efficient development path.

Scholar Rock® is a registered trademark of Scholar Rock, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the timing and completion of the proposed offering and the expected use of proceeds from the proposed offering. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include fluctuations in Scholar Rock’s stock price, changes in market conditions and satisfaction of customary closing conditions related to the public offering and those risks more fully discussed in the section entitled "Risk Factors" in Scholar Rock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as well as discussions of potential risks, uncertainties, and other important factors in Scholar Rock’s subsequent filings with the SEC. Any forward-looking statements represent Scholar Rock’s views only as of today and should not be relied upon as representing its views as of any subsequent date. All information in this press release is as of the date of the release, and Scholar Rock undertakes no duty to update this information unless required by law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20201028006305/en/

Scholar Rock Contact:

Investors/Media

Catherine Hu, 917-601-1649

chu@scholarrock.com

Media Contact:

The Yates Network

Kathryn Morris, 914-204-6412 kathryn@theyatesnetwork.com

Source: Scholar Rock Holding Corporation